Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233601

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 14, 2022)

7,207,208 Shares of Common Stock

Aridis Pharmaceuticals, Inc.

This prospectus supplement updates, supersedes and amends certain information contained in the prospectus t dated December 14, 2022 (the “Original Prospectus”), relating to the resale offering of an aggregate of 7,207,208 shares of our common stock, par value $0.0001 per share (the “Common Stock”) issuable upon exercise of warrants (the “Existing Warrants”). The Existing Warrants have been amended as described below under “Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Original Prospectus, and is qualified by reference to the Original Prospectus, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement the Original Prospectus from time to time by filing amendments or supplements as required. You should read the entire Original Prospectus and any amendments or supplements carefully before you make an investment decision.

Our common stock is listed on the OTC Markets Pink Sheets under the symbol “ARDS.” On August 3, 2023, the last reported sale price of our common stock on the OTC Markets Pink Sheets was $0.19 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the Original Prospectus and documents incorporated therein by reference for a discussion of such risk factors, which factors should be read carefully in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and accompanying prospectus is truthful or complete. any representation to the contrary is a criminal offense.

AMENDMENTS TO EXISTING WARRANTS

This prospectus supplement is being filed to disclose the following:

On August 1, 2023, we entered into a warrant amendment agreement (the “Warrant Amendment Agreement”) with a certain institutional investor under which the Company agreed to amend certain outstanding warrants to purchase up to an aggregate of 7,207,208 shares of common stock that were previously issued in October 2022 to such investor, with an exercise price of $1.11 per share.

Under the Warrant Amendment Agreement, with respect to Existing Warrants to purchase up to an aggregate of 7,207,208 shares of common stock held by that institutional investor, the Company agreed to (i) lower the exercise price of such Existing Warrants to $0.20 per share and (ii) extend the original expiration date of such Existing Warrants to August 4, 2028. These amendments became effective on August 4, 2023.

Prospectus supplement dated August 4, 2023

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